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                                                                     EXHIBIT (1)

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[LOGO]                         News Release
AK Steel

  Contacts:     Media - Alan H. McCoy, Vice President, Public Affairs (513)
                425-2826
                Investors - James L. Wainscott, Vice President, Treasurer, & CFO
                (513) 425-5392
_______________________________________________________________________________


                      AK STEEL DECLARES REGULAR DIVIDEND

MIDDLETOWN, OH, October 6, 1999--AK Steel (NYSE: AKS) said its board of directors declared a regular quarterly common stock dividend of $0.125 per share, payable on November 17, 1999 to shareholders of record on October 21, 1999, including those who were formerly common shareholders of Armco Inc., which was acquired on September 30, 1999.

        AK Steel also said that it expects to report third quarter earnings following the close of the market on October 21, 1999. The company noted that, because of pooling of interests accounting, reported results would include the operations of Armco for the entire period.

        AK Steel produces flat-rolled carbon, stainless and specialty electrical steel products for automotive, appliance, construction and manufacturing markets, as well as standard pipe and tubular steel products. AK Steel is headquartered in Middletown, Ohio. It employs about 11,500 men and women in plants and offices in Middletown, Coshocton, Dover, Mansfield, Warren and Zaneville, Ohio; Ashland, Kentucky; Rockport, Indiana; and Butler, Sharon, Wheatland and Pittsburgh, Pennsylvania. The company also produces snow and ice control products and operates an industrial park on the Houston, Texas ship channel.

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